Exhibit 10.26

FIRST AMENDMENT TO SECURITY AGREEMENT

THIS FIRST AMENDMENT TO SECURITY AGREEMENT (this “Amendment”) is dated as of and effective as of September 30, 2007, by and among TREX COMPANY, INC., a Delaware corporation (the “Debtor”), BRANCH BANKING AND TRUST COMPANY, a North Carolina state banking corporation (the “Collateral Agent”), as collateral agent for the benefit of the Secured Parties (as hereinafter defined), BRANCH BANKING AND TRUST COMPANY, a North Carolina state banking corporation (“BB&T”), JPMORGAN CHASE BANK, N.A., a national banking association, as Issuing Bank under the JPMorgan Reimbursement Agreement (as hereinafter defined) (the “Issuing Bank”) and JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent under the JPMorgan Reimbursement Agreement (the “Administrative Agent”).

The Debtor, TREX Company, LLC, a Delaware limited liability company (“Trex LLC”) and BB&T are parties to a Credit Agreement dated as of June 19, 2002, as amended (as currently amended and as from time to time hereafter amended, restated, supplemented or otherwise modified, the “Credit Agreement”), pursuant to which BB&T has made a $100,000,000 revolving credit facility (the “Revolving Credit Facility”) and term loans in the principal amount of $8,418,780.30 (the “Term Loans”) available to the Debtor. The Debtor, Trex LLC and the Noteholders (as defined and identified in the hereinafter defined Note Agreement) were parties to a Note Purchase Agreement dated as of June 19, 2002, as amended (the “Note Agreement”), pursuant to which the Debtor and Trex LLC sold Senior Secured Notes (as defined in the Note Agreement) in the aggregate principal amount of $40,000,000 to the Noteholders. Effective December 31, 2002, Trex LLC merged with and into the Debtor, with the Debtor being the surviving entity.

In connection with the Credit Agreement, BB&T required that the Debtor grant a security interest in certain collateral and, in connection with the Note Agreement, the Noteholders required that the Debtor grant a security interest in the same collateral. The Debtor and the Collateral Agent entered into a Security Agreement dated March 16, 2007 (as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”), whereby the Debtor granted to the Collateral Agent a security interest in such collateral for the benefit of BB&T and the Noteholders. In connection with the execution of the Security Agreement, the Collateral Agent entered into an Intercreditor and Collateral Agency Agreement dated March 16, 2007 by and among the Collateral Agent and certain Secured Parties identified and defined therein (as from time to time amended, restated, supplemented or otherwise modified, the “Intercreditor Agreement”).

Pursuant to an Amendment to and Acknowledgment of Intercreditor and Collateral Agency Agreement dated as of June 12, 2007 and effective June 18, 2007, by and among the Noteholders, BB&T, as lender, and the Collateral Agent (the “Amendment to the Intercreditor Agreement”), the Noteholders acknowledged and agreed, among other matters, that (i) the Senior Secured Notes had been paid in full, (ii) the Noteholders do not have any interest of any kind in, to or under the Security Agreement, any of the

Collateral (as defined in Security Agreement) or any of the other Collateral Documents and (iii) they are no longer a party to the Intercreditor Agreement. As a result of the Amendment to Intercreditor Agreement, BB&T is currently the sole Secured Party under the Intercreditor Agreement.

The Debtor, the Issuing Bank and the Administrative Agent are parties to a Reimbursement and Credit Agreement dated as of December 1, 2004, as amended (as currently amended and as from time to time hereafter amended, restated, supplemented, or otherwise modified, the “JPMorgan Reimbursement Agreement”), pursuant to which the Issuing Bank issued its letter of credit to J.P. Morgan Trust Company, National Association for the benefit of the Debtor. The Issuing Bank and the Administrative Agent have required that the Debtor grant a subordinate security interest in, among other assets of the Debtor, the Collateral.

The Debtor and the Collateral Agent have agreed to make certain modifications to the Security Agreement to accommodate such a subordinate security interest in the Collateral, and, because the Issuing Bank and the Administrative Agent will become Secured Parties under the Security Agreement, the Issuing Bank and the Administrative Agent are executing this Amendment to evidence their consent to the terms of the Security Agreement, as amended by this Amendment.

Accordingly, the Debtor, the Collateral Agent, BB&T, the Issuing Bank and the Administrative Agent hereby agree as follows:

1. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Security Agreement.

2. Section 1 of the Security Agreement is hereby amended by deleting the definitions of the terms, “Default,” “Event of Default,” “Permitted Liens,” “Secured Obligations,” “Secured Parties,” and “Secured Party” in their entirety and substituting the following definitions for such terms in their respective places:

“Default” means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

“Event of Default” means any “Event of Default” as defined in the Credit Agreement or the JPMorgan Reimbursement Agreement.

“Permitted Liens” means “Permitted Liens” under the Credit Agreement and any Lien under this Security Agreement for the benefit of any of the Secured Parties.

“Secured Obligations” means, collectively, the Senior Secured Obligations and the Junior Secured Obligations.

“Secured Parties” means, collectively, the Senior Secured Parties and the Junior Secured Parties, and “Secured Party” means any of the Secured Parties.

3. Section 1 of the Security Agreement is hereby amended by inserting the following new defined terms in their appropriate alphabetical order:

“Bankruptcy Proceeding” shall mean, with respect to any Person, a general assignment of such Person for the benefit of its creditors, or the institution by or against such Person of any proceeding seeking relief as debtor, or seeking to adjudicate such Person as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of such Person or its debts, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property.

“Cash Equivalent Investments” mean, (a) direct obligations of the United States Government or any agencies thereof and obligations guaranteed by the United States Government, in each case having remaining terms to maturity of not more than thirty days; and (b) certificates of deposit, time deposits and acceptances, including Eurodollar deposits, having remaining terms to maturity of not more than sixty days issued by a United States bank which has a combined capital and surplus of at least $750,000,000 and whose long-term certificates of deposit are rated “A” or better by Standard & Poor’s Ratings Service or “A2” or better by Moody’s Investors Service, Inc.

“Collateral Documents” means, collectively, this Security Agreement and all other instruments and agreements relating to this Security Agreement and/or the Collateral.

“Controlling Secured Party” means (i) BB&T for so long as (A) any Senior Secured Obligations remain outstanding or unpaid or (B) the Revolving Commitment has not been fully and finally terminated and (ii) the Issuing Bank and the Administrative Agent at all times after all Senior Secured Obligations have been fully and finally paid and the Revolving Commitment has been fully and finally terminated.

“JPMorgan Reimbursement Agreement” means the Reimbursement and Credit Agreement dated as of December 1, 2004, by and among the Debtor, the Issuing Bank and the Administrative Agent, as now or from time to time hereafter amended, restated, supplemented, or otherwise modified.

“Junior Secured Obligations” means the “Obligations” under the JPMorgan Reimbursement Agreement.

“Junior Secured Parties” means the Issuing Bank and the Administrative Agent.

“Olive Branch Collateral” means, collectively, (i) the real property and improvements described on Exhibit A hereto and (ii) the Fixtures and Personalty (as each such term is defined in the Mortgage (as defined in the JPMorgan Reimbursement Agreement), as amended as of September 30, 2007).

“Person” shall mean an individual, partnership, limited liability company, corporation, trust, unincorporated organization or any other entity whatsoever, or any government or agency or political subdivision thereof.

“Pro Rata Share” shall mean, in respect of any Secured Party as of any date of determination, the proportion which the amount of the Secured Obligations then owing to such Secured Party bears to the aggregate amount of Secured Obligations then owing to all Secured Parties.

“Senior Preferential Payment” shall mean any payments, or proceeds of the Collateral, from the Debtor or any other source with respect to the Secured Obligations (including from the exercise of any set-off), cumulatively, but without duplication, which are:

(a) received by a Secured Party within 90 days prior to (1) the commencement of a Bankruptcy Proceeding with respect to the Debtor or (2) the acceleration of the Senior Secured Obligations or the Junior Secured Obligations, and which payment reduces the amount of the Secured Obligations owed to such Secured Party below the amount owed to such Secured Party as of the 90th day prior to such commencement or acceleration,

(b) received by a Secured Party (1) within 90 days prior to the occurrence of any Event of Default which has not been waived or cured within 30 days after the occurrence thereof and which payment reduces the amount of the Secured Obligations owed to such Secured Party below the amount owed to such Secured Party as of the 90th day prior to the occurrence of such Event of Default or (2) within 30 days after the occurrence of such Event of Default, or

(c) received by a Secured Party after the occurrence of a Special Event of Default except as provided in Section 14.11(b).

“Senior Secured Obligations” means all of the following, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined: (a) the Revolving Credit Loan Obligations, including without limitation all principal in respect of the Revolving Debt (including unpaid reimbursement obligations relating to any drawings under letters of credit issued under the Credit Agreement and, without duplication, the undrawn portion of the face amount of any such letters of credit, and all principal of fees payable under or in connection with such letters of credit and/or the Revolving Debt), all interest accrued thereon and all premiums, fees, costs and expenses, including without limitation attorneys’ fees and expenses, associated therewith, (b) the indebtedness, obligations and liabilities of the Debtor to the Additional Creditors (as defined in the Intercreditor Agreement) under the Additional Facilities (as defined in the Intercreditor Agreement) and (c) the indebtedness, obligations and liabilities of the Debtor to the Collateral Agent secured pursuant to clause (b) of Section 3 of the Security Agreement. Without limitation of the foregoing, it is understood and agreed that in no event shall any indebtedness, liabilities and other obligations of the Debtor relating to the Real Estate Term Loans 1, 2 and 3 (as defined in the Credit Agreement) be included in this definition of “Senior Secured Obligations.”

“Senior Secured Parties” means the “Secured Parties” under the Intercreditor Agreement.

“Special Event of Default” means (a) the commencement of a Bankruptcy Proceeding with respect to the Debtor, (b) any other Event of Default which has not been waived or cured within 30 days after the occurrence thereof, or (c) the acceleration of the Senior Secured Obligations or the Junior Secured Obligations.

“Special Trust Account” means that certain restricted account maintained by the Collateral Agent for the purpose of receiving and holding Senior Preferential Payments.

“Winchester Collateral” means the real property and improvements described on Exhibit B hereto and the proceeds thereof.

4. Each of the defined terms, “Note Agreement,” “Noteholder,” “Noteholders” and “Notes” is hereby deleted from the Security Agreement in each instance in which each such term appears.

5. The introductory clause of Section 2 of the Security Agreement is hereby deleted in its entirety and the following clause is substituted in its place:

The Debtor hereby grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in, lien on, assignment of and right of set-off against, all of the following property and assets of the Debtor, whether now owned or hereafter acquired or arising, regardless of where located:

6. The following sentence is hereby inserted after the last sentence in Section 2 of the Security Agreement:

The Junior Secured Parties hereby acknowledge and agree that the security interest granted to the Collateral Agent under this Security Agreement for the benefit of the Senior Secured Parties is and at all times shall be superior in Lien, dignity and priority to the Lien, dignity and priority of the security interest granted to the Collateral Agent under this Security Agreement for the benefit of the Junior Secured Parties; and the Junior Secured Parties hereby subordinate the security interest granted to the Collateral Agent under this Security Agreement for the benefit of the Junior Secured Parties to the security interest granted to the Collateral Agent under this Security Agreement for the benefit of the Senior Secured Parties.

7. The introductory clause of Section 3 of the Security Agreement is hereby deleted in its entirety and the following clause is substituted in its place:

The security interests granted to the Collateral Agent herein for the benefit of the Secured Parties shall secure:

8. The introductory clause of Section 4 of the Security Agreement is hereby deleted in its entirety and the following clause is substituted in its place:

The Debtor represents and warrants to the Collateral Agent and to each of the Secured Parties (which representations and warranties will survive the execution of the Revolving Note, the making of the Revolving Loans, the execution of the JPMorgan Reimbursement Agreement and the incurring of the Junior Secured Obligations incurred thereunder) that:

9. The second sentence of Section 4.6 of the Security Agreement is hereby deleted in its entirety and the following new sentence is substituted in its place:

If the Debtor retains possession of any Chattel Paper with the Collateral Agent’s consent, such Chattel Paper shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Branch Banking and Trust Company, as Collateral Agent, for the benefit of the Secured Parties under and pursuant to a Security Agreement dated as of March 16, 2007, as amended.”

10. Section 5.1(f) of the Security Agreement is hereby deleted in its entirety and the following section is substituted in its place:

(f) Without limiting the prohibitions on mergers involving the Debtor contained in the Credit Agreement and the JPMorgan Reimbursement Agreement, the Debtor will not change its name, operate under any assumed name, change its structure, reincorporate or reorganize itself, or change its jurisdiction of incorporation without giving the Collateral Agent at least thirty (30) days’ prior written notice and, unless prior to such change, the Debtor shall have taken all action reasonably necessary or desirable or that the Collateral Agent may reasonably request, to preserve, perfect, confirm and protect in the manner and to the extent provided for in this Security Agreement the security interests granted hereby.

11. Section 5.10(b) of the Security Agreement is hereby deleted in its entirety and the following new section is substituted in its place:

(b) In the event that the Debtor or the Collateral Agent shall receive any proceeds of insurance with respect to Inventory, provided no Default or Event of Default then exists, (1) (i) first the Debtor shall pay to the Collateral Agent, or the Collateral Agent shall retain, as applicable, an amount of such proceeds equal to the balance then outstanding under the Senior Secured Obligations, which amount the Collateral Agent shall promptly pay to BB&T for application to the

Senior Secured Obligations, (ii) second, the Debtor shall pay to the Collateral Agent, or the Collateral Agent shall retain, an amount of proceeds equal to the balance then outstanding under the Junior Secured Obligations, which amount the Collateral Agent shall promptly pay jointly to the Issuing Bank and the Administrative Agent for application to the Junior Secured Obligations, and (iii) the Debtor shall be entitled to retain, or the Collateral Agent shall pay to the Debtor, as applicable, any such excess insurance proceeds or (2) if there is no balance then outstanding under the Senior Secured Obligations or under the Junior Secured Obligations, then the Debtor shall be entitled to retain, or the Collateral Agent shall pay to the Debtor, as applicable, all such proceeds of insurance with respect to Inventory.

12. The last sentence of Section 6.3 of the Security Agreement is hereby deleted in its entirety and the following new sentence is substituted in its place:

The Collateral Agent as agent for the Secured Parties will from time to time apply the funds on deposit in the Collection Account against the Obligations in such order of application as is required by Section 14.10(a) of this Security Agreement.

13. The second to last sentence of Section 7 of the Security Agreement is hereby deleted in its entirety and the following sentence is substituted in its place:

This appointment shall be deemed a power coupled with an interest, shall be irrevocable, and shall not terminate until the Obligations have been fully satisfied and the Credit Agreement and the JPMorgan Reimbursement Agreement have been terminated.

14. The first sentence of Section 9(a) of the Security Agreement is hereby deleted in its entirety and the following new sentence is substituted in its place:

In addition to all other rights and remedies granted to it under this Security Agreement, the Credit Agreement, the other Loan Documents, and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, upon the occurrence and during the continuance of any Event of Default, the Collateral Agent, as agent for the Secured Parties, may, subject to the provisions of the Intercreditor Agreement and this Security Agreement, exercise all rights and remedies of a secured party under the UCC.

15. The fifth sentence of Section 9(b) of the Security Agreement is hereby deleted in its entirety and the following new sentence is substituted in its place:

The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Obligations in such order of application as is required by this Security Agreement, and only after so paying over such net proceeds, and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent account for the surplus, if any, to the Debtor.

16. The first sentence of Section 10.1 of the Security Agreement is hereby deleted in its entirety and the following sentence is substituted in its place:

Each and every right granted to the Collateral Agent and the Secured Parties, and each of them, hereunder or under any other document delivered under or in connection with the Credit Agreement or the JPMorgan Reimbursement Agreement, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.

17. Section 10.2(b) of the Security Agreement shall be amended by inserting the following addresses for notice to the Issuing Bank and the Administrative Agent:

If to the Issuing Bank or the
Administrative Agent:	JPMorgan Chase Bank, N.A.
277 Park Avenue
22nd Floor
New York, New York 10172
Attention: David W. Christiansen
Facsimile: (646) 534-3081

With a copy to:	McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Attention: Jacqueline P. Shanes, Esquire
Facsimile: (973) 297-3917

18. The second and third sentences of Section 10.5 of the Security Agreement are hereby deleted in their entirety, and the following three sentences shall be inserted in their place:

No waiver of any provision of this Security Agreement, nor consent to any departure by the Debtor therefrom, shall in any event be effective unless the same shall be in writing, made in accordance with the Intercreditor Agreement and this Security Agreement, and signed by the Collateral Agent and the Debtor, and then such waiver or consent shall be effective only in the specific instance and the purpose for which given. No notice to or demand upon the Debtor in any case shall entitle the Debtor to any other or further notice or demand in the same or similar circumstances. All amendments of any provision of this Security Agreement shall be effective only if the same shall be in writing and signed by the Collateral Agent, BB&T, the Issuing Bank, the Administrative Agent and the Debtor.

19. The Security Agreement is hereby amended by inserting the following new Sections immediately following Section 10.6 of the Security Agreement:

SECTION 11 – RELATIONSHIPS AMONG SECURED PARTIES

11.1 Restrictions on Actions. Each Secured Party agrees that, so long as any Secured Obligations are outstanding or any Secured Party has any commitment to extend credit in respect thereof pursuant to the terms of the Credit Agreement or the JPMorgan Reimbursement Agreement, the provisions of this Security Agreement shall provide the exclusive method by which any Secured Party may exercise rights and remedies with respect to the Collateral under the Collateral Documents and under applicable law relating to the rights and remedies of secured creditors. Therefore, each Secured Party shall, for the mutual benefit of all Secured Parties, except as permitted under this Security Agreement:

(a) refrain from taking or filing any action, judicial or otherwise, to enforce any rights or pursue any remedy under the Collateral Documents, except for delivering notices hereunder;

(b) refrain from (1) selling any Secured Obligations to the Debtor or any Affiliate of the Debtor and (2) accepting any guaranty of, or any other security for, the Secured Obligations from the Debtor or any Affiliate of the Debtor or any other Person, except any guaranty or security granted to the Collateral Agent for the benefit of all Secured Parties in the relative priorities set forth herein; and

(c) refrain from exercising any rights or remedies with respect to the Collateral under the Collateral Documents, or under applicable law relating to the rights and remedies of secured creditors, which have or may have arisen or which may arise as a result of a Default or Event of Default or otherwise;

provided, however, that nothing contained in subsections (a) through (c) above shall prevent any Secured Party from exercising or enforcing any other right or remedy available to any Secured Party under the Credit Agreement, the other Loan Documents, the JPMorgan Reimbursement Agreement or the other Reimbursement Documents, as the case may be, including, without limitation, accelerating the maturity of the Secured Obligations, terminating any commitments to lend additional money to the Debtor under the Credit Agreement in accordance with the terms thereof, imposing a default rate of interest in accordance with the Credit Agreement or the JPMorgan Reimbursement Agreement, as applicable, raising any defenses in any action in which it has been made a party defendant or has been joined as a third party, except that the Collateral Agent may, but shall not be obligated to, direct and control any defense directly relating to the Collateral, this Security Agreement or any Collateral Document, which shall be governed by the provisions of this Security Agreement.

NOTWITHSTANDING THE FOREGOING, NO SECURED PARTY SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF THE DEBTOR OR ANY OF ITS SUBSIDIARIES HELD OR MAINTAINED BY THE SECURED PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF THE COLLATERAL AGENT AND THE CONTROLLING SECURED PARTY.

11.2 Representations and Warranties.

(a) Each of the Secured Parties represents and warrants to the other Secured Parties that:

(1) It (i) is either (x) a corporation duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation or (y) a national banking association duly incorporated and existing under the laws of the United States of America or a state-licensed branch of a foreign bank, and (ii) has all requisite power (corporate or otherwise) to own its property and conduct its business as now conducted and as presently contemplated.

(2) The execution, delivery and performance by such Secured Party of this Security Agreement has been authorized by all necessary proceedings (corporate or otherwise) and does not and will not contravene any provision of law, its charter or by-laws or any amendment thereof, or of any indenture, agreement, instrument or undertaking binding upon such Secured Party.

(3) The execution, delivery and performance by such Secured Party of this Security Agreement will result in a valid and legally binding obligation of such Secured Party enforceable in accordance with its terms.

(b) The Collateral Agent hereby represents and warrants to the Secured Parties as of the date hereof that:

(1) The Collateral Agent is a state banking corporation validly existing and in good standing under the laws of the State of North Carolina.

(2) The Collateral Agent has full power, authority and legal right under the laws of North Carolina pertaining to its banking powers to execute, deliver, and perform this Security Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Security Agreement.

(3) The execution, delivery and performance by the Collateral Agent of this Security Agreement will not contravene any law, rule or regulation of the United States or any United States governmental authority or agency regulating the Collateral Agent’s banking activities or any judgment or order applicable to or binding on the Collateral

Agent and will not contravene or result in any breach of, or constitute a default under, the Collateral Agent’s constitutive documents or the provision of any indenture, mortgage, contract or other agreement to which it is a party or by which it or any of its properties is bound.

(4) The execution, delivery and performance by the Collateral Agent of this Security Agreement will not require the authorization, consent, or approval of, the giving of notice to, the filing or registration with, or the taking of any other action in respect of, any United States governmental authority or agency regulating the banking activities of the Collateral Agent.

(5) This Security Agreement has been duly executed and delivered by the Collateral Agent and constitutes the legal, valid, and binding agreement of the Collateral Agent, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

11.3 Cooperation; Accountings. Each of the Secured Parties will, upon the reasonable request of another Secured Party, from time to time execute and deliver or cause to be executed and delivered such further instruments, and do and cause to be done such further acts as may be necessary or proper to carry out more effectively the provisions of this Security Agreement. The Secured Parties agree to provide to each other upon reasonable request a statement of all payments received in respect of Secured Obligations.

11.4 Termination of Credit Agreement and JPMorgan Reimbursement Agreement; Amendments to Credit Agreement or JPMorgan Reimbursement Agreement. (a) Upon final payment in full of all Secured Obligations owing to any Secured Party, and, in the case of BB&T, after the termination of BB&T’s Revolving Commitment, as applicable, such Secured Party shall cease to be a beneficiary of this Security Agreement; provided, however, if all or any part of any payments to such Secured Party are invalidated or set aside or required to be paid or repaid to any Person in any Bankruptcy Proceeding or otherwise (including, without limitation, any payment required to be made by such Secured Party to one or more of the other Secured Parties pursuant to Section 14.15 hereof), then this Security Agreement shall be renewed as of such date and shall thereafter continue in full force and effect to the extent of the Secured Obligations so invalidated, set aside, paid or repaid.

(b) The Secured Parties agree with each other that (i) the Issuing Bank and/or the Administrative Agent, in the case of the JPMorgan Reimbursement Agreement and any of the Reimbursement Documents (as defined in the JPMorgan Reimbursement Agreement), may effect or agree to any waiver, amendment, restatement, extension, termination or modification of or to the JPMorgan Reimbursement Agreement or any of the Reimbursement Documents (other than this Security Agreement) without notice to or the consent of BB&T and (ii) BB&T, in the case of the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), may effect or agree to any waiver, amendment, restatement, extension, termination or modification of or to the Credit Agreement or any of the Loan Documents without notice to or the consent of the Issuing Bank or the Administrative Agent.

SECTION 12 – APPOINTMENT AND AUTHORIZATION OF COLLATERAL AGENT

(a) Each Secured Party hereby irrevocably designates and appoints Branch Banking and Trust Company as the Collateral Agent of such Secured Party under this Security Agreement and each of the other Collateral Documents, and each Secured Party hereby irrevocably authorizes Branch Banking and Trust Company as the Collateral Agent for such Secured Party to execute and enter into this Security Agreement and all other Collateral Documents and (i) to take action on its behalf and exercise such powers and use such discretion as are expressly permitted hereunder and under the Collateral Documents and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof together with such other powers and discretion as are reasonably incidental hereto and thereto.

(b) Notwithstanding any provision to the contrary elsewhere in this Security Agreement or the Collateral Documents, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Security Agreement or any Collateral Document or otherwise exist against the Collateral Agent.

SECTION 13 – AGENCY PROVISIONS

13.1 Delegation of Duties. The Collateral Agent may exercise its powers and execute any of its duties under this Security Agreement and the Collateral Documents by or through employees, agents or attorneys-in-fact and shall be entitled to take and to rely on advice of counsel concerning all matters pertaining to such powers and duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Collateral Agent may utilize the services of such Persons as the Collateral Agent in its sole discretion may determine, and all reasonable fees and expenses of such Persons shall be borne by the Debtor.

13.2 Exculpatory Provisions. Neither the Collateral Agent nor any of the Collateral Agent’s officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by it or such Person under or in connection with this Security Agreement or any Collateral Document or any Collateral (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Debtor, any officer thereof or any other Person contained in, or made or deemed made in connection with, the Credit Agreement, the JPMorgan Reimbursement Agreement, or any Collateral Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Security Agreement, the Credit Agreement, the JPMorgan Reimbursement Agreement or any Collateral Document, or for the due execution, legality, value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Agreement, the JPMorgan Reimbursement Agreement, any Collateral Document or any other document or instrument furnished pursuant thereto or of any of the Collateral or for any failure of the Debtor to perform its obligations under such documents. The Collateral Agent shall be under no obligation to the Secured Parties to ascertain or to inquire as to the observance or performance of any of the agreements contained in, statements made in, or conditions of the Credit Agreement, the JPMorgan Reimbursement Agreement, or any Collateral Document or to inspect the property (including the books and records) of the Debtor.

13.3 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely, and shall be fully protected and shall incur no liability in acting and relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Debtor), independent accountants and other experts selected by the Collateral Agent. Without limiting the generality of the foregoing, the Collateral Agent may treat the payee of any Senior Secured Obligations or Junior Secured Obligations as the registered holder thereof until it receives notice or otherwise has actual knowledge that such payee is no longer the registered holder of such Senior Secured Obligations or Junior Secured Obligations. Notwithstanding anything to the contrary contained herein or in any Collateral Document, the Collateral Agent shall be fully justified in failing or refusing to take action under this Security Agreement or the Collateral Documents (including, without limitation, the exercise of any rights or remedies under, or the entering into of any agreement amending, modifying, supplementing, waiving any provision of, or the giving of consent pursuant to, any of the Collateral Documents) unless it shall first receive instructions of the Controlling Secured Party and it shall first be indemnified to its reasonable satisfaction by the relevant Secured Parties against any and all liability and expense which may be incurred by it by reason of taking, continuing to take or refraining from taking any such action.

The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Security Agreement and the Collateral Documents in accordance with the provisions of Section 14.5 hereof and in accordance with written instructions of the Controlling Secured Party pursuant to Section 14.3 hereof, and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all Secured Parties.

13.4 Knowledge or Notice of Default, Event of Default. The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default or Event of Default unless and until the Collateral Agent has received written notice from a Secured Party or the Debtor referring to the Credit Agreement, the JPMorgan Reimbursement Agreement, or the Collateral Documents, describing such Default or Event of Default and stating that it is a “notice of default” or a “notice of event of default,” setting forth in reasonable detail the facts and circumstances thereof and stating that the Collateral Agent may rely on such notice without further inquiry; provided that if BB&T is the Collateral Agent hereunder, the Collateral Agent shall be deemed to have actual knowledge and notice of the occurrence of any Default or Event of Default (as defined in the Credit Agreement) under the Credit Agreement if BB&T has actual knowledge of such Default or Event of Default or has declared an Event of Default under the Credit Agreement. The Collateral Agent shall have no obligation or duty prior to or after receiving any such notice to inquire whether a Default or Event of Default has in fact occurred and shall be entitled to rely, and shall be fully protected in so relying, on any such notice furnished to it.

13.5 Non-Reliance on Collateral Agent and Other Secured Parties. Each Secured Party expressly acknowledges that, except as expressly set forth in this Security Agreement, neither the Collateral Agent nor any of the Collateral Agent’s officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Collateral Agent hereafter taken, including any review of the affairs of the Debtor, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Secured Party. Each Secured Party represents that it has, independently and without reliance upon the Collateral Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and credit-worthiness of the Debtor and made its own decision to enter into this Security Agreement, the Credit Agreement, the JPMorgan Reimbursement Agreement, or any Collateral Document, as applicable. Each Secured Party also represents that it will, independently and without reliance upon the Collateral Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Agreement, the JPMorgan Reimbursement Agreement or any Collateral Document and this Security Agreement, as applicable, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and credit-worthiness of the Debtor. Except for notices, reports and other documents expressly required to be furnished to the Secured Parties by the Collateral Agent hereunder, the Collateral Agent shall not have any duty or responsibility to provide the Secured Parties with any credit or other information concerning the business, operations, property, financial and other condition or credit-worthiness of the Debtor which may come into the possession of the Collateral Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

13.6 Indemnification. The Secured Parties agree to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Debtor, but without limiting any obligation of the Debtor to do so) ratably in accordance with the Secured Parties’ Pro Rata Shares, against, and hold the Collateral Agent harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may be imposed on, incurred by, or asserted against the Collateral Agent, in any way relating to or arising out of this Security Agreement or any Collateral Document or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent in connection with any of the foregoing; provided that no Secured Party shall be liable to the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section 13.6 shall survive the payment of the Secured Obligations.

13.7 Collateral Agent in Its Individual Capacity. BB&T and its Affiliates may make loans to and generally engage in any kind of business with the Debtor as though such Person was not the Collateral Agent hereunder and without any duty to account therefor to the Secured Parties. With respect to any Senior Secured Obligations issued to it and advances made by it under the Credit Agreement, if any, BB&T shall have the same rights and powers under this Security Agreement as any Secured Party and may exercise the same as though it were not the Collateral Agent, and the terms “Secured Party” and “Secured Parties” shall include BB&T in its individual capacity.

13.8 Successor Collateral Agent.

(a) The Collateral Agent may resign at any time upon thirty (30) days’ notice to the Secured Parties and the Debtor and may be removed at any time, with or without cause, by the Controlling Secured Party by written notice delivered to the Debtor, the Collateral Agent and the Secured Parties. After any resignation or removal hereunder of the

Collateral Agent, the provisions of this Section 13.8 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in connection with its role as Collateral Agent hereunder while it was the Collateral Agent under this Security Agreement and it shall be entitled to be paid promptly when due any amounts owing to it pursuant to Section 13.6.

(b) Upon receiving notice of any such resignation or removal, a successor Collateral Agent shall be appointed by the Controlling Secured Party; provided, however, that such successor Collateral Agent shall be (i) a bank or trust company having a combined capital and surplus of at least $500,000,000, subject to supervision or examination by a federal or state banking authority; and (ii) authorized under the laws of the jurisdiction of its incorporation or organization to assume the functions of the Collateral Agent. If the appointment of such successor shall not have become effective (as hereafter provided) (x) within such thirty (30) day period after the Collateral Agent’s notice of resignation or (y) upon removal of the Collateral Agent, then the Collateral Agent may assign the Liens and its duties hereunder and under the Collateral Documents to the Secured Parties, as their interests may appear, and any Secured Party may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent. Such court shall, after such notice as it may deem proper, appoint a successor Collateral Agent meeting the qualifications specified in this Section 13.8(b). The Secured Parties hereby consent to such petition and appointment so long as such criteria are met.

(c) The resignation or removal of a Collateral Agent shall become effective upon the execution and delivery of such documents or instruments as are necessary to transfer the rights and obligations of the Collateral Agent under the Collateral Documents, including, without limitation, the delivery and recordation of all amendments, instruments, deeds of trust, financing statements, continuation statements and other documents necessary to maintain the perfection of the security interests held by the Collateral Agent hereunder. Copies of each such document or instrument shall be delivered to all Secured Parties. Subject to the foregoing provisions of this Section 13.8(c), the appointment of a successor Collateral Agent pursuant to this Section 13.8 shall become effective upon the acceptance of the appointment as Collateral Agent hereunder by a successor Collateral Agent. Upon such effective appointment, the successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its rights, powers, privileges and duties under this Security Agreement and the other Collateral Documents; provided, however, that the provisions of this Section 13 shall continue to inure to the retiring Collateral Agent’s benefit as to any actions taken or omitted to be taken by it in connection with its role as Collateral Agent hereunder while it was the Collateral Agent under this Security Agreement.

SECTION 14 – ACTIONS BY THE COLLATERAL AGENT

14.1 Duties and Obligations. The duties and obligations of the Collateral Agent are only those set forth in this Security Agreement and the Collateral Documents.

14.2 Notification of Default. If the Collateral Agent has been notified in a writing conforming to the requirements of Section 13.4 by any Secured Party that a Default, an Event of Default or a Special Event of Default has occurred, the Collateral Agent shall furnish to the Secured Parties a copy of such written notice and may, but is under no obligation to, furnish to the Debtor a copy of the notice received by the Collateral Agent and a copy of the Collateral Agent’s notice to the Secured Parties. The failure of any Secured Party having knowledge of the occurrence of a Default, an Event of Default or a Special Event of Default to notify the Collateral Agent or any Secured Party of such occurrence, however, does not constitute a waiver of such Default, Event of Default or Special Event of Default by the Secured Parties. Upon receipt of a notice conforming to the requirements of Section 13.4 from a Secured Party of the occurrence of an Event of Default or a Special Event of Default, the Collateral Agent shall (in addition to the action required by the first sentence of this Section 14.2) promptly (and in any event no later than three (3) Business Days after receipt of such notice) issue its Notice of Default to all Secured Parties. Such Notice of Default shall indicate the nature of such Event of Default or Special Event of Default. The Notice of Default may contain a recommendation of actions to be taken by the Secured Parties and/or request instructions from the Secured Parties and shall specify the date on which responses are due in order to be timely within Section 13.4 hereof.

14.3 Exercise of Remedies. Except as otherwise provided in Section 14.4 hereof and Section 14.5 hereof, the Collateral Agent shall take only such actions and exercise only such remedies under the Collateral Documents as are approved in written instructions delivered to the Collateral Agent and signed by the Controlling Secured Party. In the event that the Collateral Agent shall determine in good faith that taking the actions specified in any instructions from any of the Secured Parties is contrary to law, it may refrain (and shall be fully protected in so refraining) from taking such action and shall immediately give notice of such fact to each of the Secured Parties. In the event that instructions received by the Collateral Agent are in its good faith judgment ambiguous or conflict with other instructions received by the Collateral Agent, the Collateral Agent (a) shall promptly notify the Secured Parties of such ambiguity or conflict and request clarifying instructions, and (b) may either (1) delay taking any such action or exercising any such remedy pending the receipt of such clarifying instructions (and shall be fully protected in so delaying) or (2) take such actions as it is entitled under Section 14.5.

14.4 Instructions from Secured Parties.

(a) Notwithstanding anything express or implied to the contrary in this Security Agreement or any Collateral Document, all remedies and other actions to be taken under this Security Agreement or under any of the Collateral Documents or applicable law with respect to the Collateral shall be directed solely by the Controlling Secured Party, except as provided in Section 14.4(b) hereof.

(b) If (i) the Controlling Secured Party shall fail or refuse to direct the Collateral Agent to take any action or exercise any remedies with respect to the Collateral during the period commencing on the date the Notice of Default is issued by the Collateral Agent pursuant to Section 14.2 hereof to and including the 180th day following the issuance of such Notice of Default (the “Standstill Period”) and (ii) the Junior Secured Parties shall have sent written notice to the Controlling Secured Party after the termination of the Standstill Period advising the Controlling Secured Party that (A) the Controlling Secured Party has failed or refused to direct the Collateral Agent to take any action or exercise any remedies with respect to the Collateral during the Standstill Period and (B) the Junior Secured Parties intend to direct the Collateral Agent to take action or exercise remedies with respect to the Collateral (such written notice, the “Junior Secured Parties Collateral Action Notice”), then, commencing on the fifth (5th) Business Day following the Controlling Secured Party’s receipt of the Junior Secured Parties Collateral Action Notice, the Junior Secured Parties shall have the right to direct the Collateral Agent to take such actions and exercise such remedies under the Collateral Documents with respect to the Collateral as are approved in written instructions delivered to the Collateral Agent and signed by both Junior Secured Parties. The Junior Secured Parties hereby acknowledge and agree that their sending the Junior Secured Parties Collateral Action Notice shall be an absolute condition precedent to their right to direct the Collateral Agent in accordance with the immediately preceding sentence.

14.5 Emergency Actions. If the Collateral Agent has asked the Controlling Secured Party for instructions and if the Controlling Secured Party has not yet responded to such request, the Collateral Agent shall be authorized to take, but shall not be required to take and shall in no event have any liability for the taking or the failure to take, such actions (other than any action described or permitted under Section 14.7 hereof) with regard to a Default or Event of Default which the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Secured Parties and to preserve the value of the Collateral and shall give the Secured Parties appropriate notice of such action; provided that once instructions with respect to such request have been received by the Collateral Agent from the Controlling Secured Party, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary thereto.

18

14.6 Changes to Collateral Documents. The performance or observance by the parties to a Collateral Document of any term of such Collateral Document may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Controlling Secured Party. All amendments to any provision of any Collateral Document shall be effective only if the same shall be in writing and signed by the Collateral Agent, BB&T, the Issuing Bank, the Administrative Agent and the Debtor.

14.7 Release of Collateral. The release of any Collateral by the Collateral Agent from the Lien of any Collateral Document shall be permitted with the written consent of the Controlling Secured Party; provided, however, that if the Debtor or its Subsidiaries disposes of Collateral pursuant to a disposition that is permitted under the Credit Agreement or Collateral is released as permitted under the terms of the Collateral Documents, then the written consent of the Controlling Secured Party to the release by the Collateral Agent of such Collateral shall not be required.

14.8 Other Actions. The Collateral Agent shall have the right to take such actions, or omit to take such actions, hereunder and under the Collateral Documents not inconsistent with the written instructions of the Controlling Secured Party or the terms of this Security Agreement, including actions the Collateral Agent deems necessary or appropriate to perfect or continue the perfection of the Liens on the Collateral for the benefit of the Secured Parties. Except as otherwise provided by applicable law, the Collateral Agent shall have no duty as to any Collateral, the collection or protection of the Collateral or any income therefrom (including any duty to ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters), nor as to the preservation of rights against prior parties, nor as to the preservation of rights pertaining to the Collateral beyond the safe custody of any Collateral in the Collateral Agent’s actual possession. Without limiting the generality of the foregoing, the Junior Secured Parties acknowledge and agree that the Collateral Agent shall have no obligation to exercise any of its rights or remedies available to the Collateral Agent under this Security Agreement, any Collateral Document or otherwise in any particular order, to liquidate the Collateral in any particular order, or to marshal the Collateral or any portion thereof for the benefit of the Junior Secured Parties.

14.9 Cooperation. To the extent that the exercise of the rights, powers and remedies of the Collateral Agent in accordance with this Security Agreement requires that any action be taken by any Secured Party, such Secured Party shall take such action and cooperate with the Collateral Agent to ensure that the rights, powers and remedies of all Secured Parties are exercised in full.

14.10 Distribution of Proceeds of Collateral.

(a) Upon any realization upon the Collateral, the Secured Parties agree that the proceeds thereof shall be applied (i) first, to the amounts owing to the Collateral Agent, solely in its capacity as Collateral Agent, by the Debtor or the Secured Parties pursuant to this Security Agreement or the Collateral Documents; (ii) second, to reimburse the Secured Parties for any amounts paid under Section 13.6 hereof ratably; (iii) third, to BB&T for application to the payment of the Senior Secured Obligations in full (including without limitation the unpaid reimbursement obligations relating to any drawings under letters of credit issued under the Credit Agreement and, without duplication, in the manner set forth in the following paragraph the undrawn portion of any face amount of any such letters of credit), (iv) fourth, to the Issuing Bank and the Administrative Agent for application to the Junior Secured Obligations in full, and (v) fifth, the balance, if any, shall be returned to the Debtor or such other Persons as are entitled thereto.

Any payment pursuant to this Section 14.10 with respect to the undrawn amount of any letters of credit shall be paid to the Collateral Agent for deposit in an account (the “Letter of Credit Collateral Account”) to be held as collateral for the Secured Obligations and disposed of as provided herein. On each date after the occurrence of a Special Event of Default on which a payment is made to a beneficiary pursuant to a draw on a letter of credit, the Collateral Agent shall distribute from the Letter of Credit Collateral Account for application to the payment of the reimbursement obligation due to BB&T with respect to such draw an amount equal to the product of (1) the amount then on deposit in the Letter of Credit Collateral Account, and (2) a fraction, the numerator of which is the amount of such draw and the denominator of which is the aggregate amount of all undrawn letters of credit with respect to the Senior Secured Obligations immediately prior to such draw. On each date on which a reduction in the aggregate amount of all undrawn letters of credit occurs other than on account of a payment made to a beneficiary pursuant to a draw on a letter of credit, then the Collateral Agent shall distribute from the Letter of Credit Collateral Account an amount equal to the product of (1) the amount then on deposit in the Letter of Credit Collateral Account, and (2) a fraction, the numerator of which is the amount of such reduction in the aggregate amount of all undrawn letters of credit and the denominator of which is the aggregate amount of all undrawn letters of credit with respect to the Senior Secured Obligations immediately prior to such reduction, which amount shall be distributed as provided in the first paragraph of this Section 14.10. At such time as the aggregate amount of all undrawn letters of credit is reduced to zero, any amount remaining in the Letter of Credit Collateral Account, after the distribution therefrom as provided above, shall be distributed as provided in the first paragraph of this Section 14.10.

(b) Upon the request of the Collateral Agent prior to any distribution under this Section 14.10, each Secured Party shall provide to the Collateral Agent certificates, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the respective amounts referred to in Section 14.10(a) hereof which each such Secured Party believes it is entitled to receive.

(c) Notwithstanding anything to the contrary contained herein, the existence of any Special Event of Default shall not authorize the Collateral Agent or any Secured Party to exercise any right or remedy with respect to the Debtor, the Collateral or the Obligations which is otherwise only available upon the occurrence and during the continuance of an Event of Default.

14.11 Senior Preferential Payments and Special Trust Account.

(a) After the receipt by each Secured Party of a Notice of Default pursuant to Section 14.2 stating that a Special Event of Default has occurred, all Senior Preferential Payments other than those payments received pursuant to subsection (b) of this Section 14.11 shall be delivered to the Collateral Agent for deposit into the Special Trust Account.

(b) If (i) such Special Event of Default is waived by BB&T, the Issuing Bank and the Administrative Agent and if no other Event of Default has occurred and is continuing, (ii) such Special Event of Default is cured by the Debtor or by any amendment of the Credit Agreement or the JPMorgan Reimbursement Agreement, as the case may be, and if no other Event of Default has occurred and is continuing or (iii) any or all of the Secured Obligations have not been accelerated and the Controlling Secured Party has not instructed the Collateral Agent to foreclose on a substantial portion of the Collateral, seek the appointment of a receiver, commence litigation against the Debtor, liquidate the Collateral, commence a Bankruptcy Proceeding against the Debtor, seize Collateral, or exercise other remedies of similar character prior to the 180th day following such Special Event of Default, the Collateral Agent thereupon shall return all amounts, together with their pro rata share of any interest earned thereon, held in the Special Trust Account representing payment of any Secured Obligations to the Secured Party initially entitled thereto, and no payments thereafter received by a Secured Party shall constitute a Senior Preferential Payment by reason of such cured or waived Special Event of Default. No payment returned to a Secured Party for which such Secured Party has been obligated to make a deposit into the Special Trust Account shall thereafter ever be characterized as a Senior Preferential Payment.

(c) Each Secured Party agrees that upon the occurrence of a Special Event of Default it shall (i) promptly notify the Collateral Agent of the receipt of any Senior Preferential Payments, (ii) hold such amounts in trust for the Secured Parties and act as agent of the Secured Parties during the time any such amounts are held by it, and (iii) deliver promptly to the Collateral Agent such amounts for deposit into the Special Trust Account as soon as practicable.

(d) If the Secured Obligations have been accelerated or the Controlling Secured Party has instructed the Collateral Agent to foreclose on a substantial portion of the Collateral, seek the appointment of a receiver, commence litigation against the Debtor, liquidate the Collateral, commence a Bankruptcy Proceeding against the Debtor, seize Collateral, or exercise other remedies of similar character, then all funds, together with interest earned thereon, held in the Special Trust Account and all subsequent Senior Preferential Payments shall be applied in accordance with the provisions of Section 14.10 above.

14.12 Authorized Investments. Any and all funds held by the Collateral Agent in its capacity as Collateral Agent, whether pursuant to any provision of this Security Agreement or any of the Collateral Documents, shall to the extent feasible within a reasonable time be invested by the Collateral Agent in Cash Equivalent Investments. Prior to making such investment or to the extent it is not feasible to invest such funds in Cash Equivalent Investments, the Collateral Agent shall hold any such funds in an interest bearing account. Any interest earned on such funds shall be disbursed to the Secured Parties in accordance with Section 14.10 or Section 14.11, as applicable. The Collateral Agent shall have no duty to place funds held and invested pursuant to this Section 14.12 in investments which provide a maximum return. The Collateral Agent shall not be responsible for any loss of any funds invested in accordance with this Section 14.12.

14.13 Restoration of Obligations. For the purposes of determining the amount of outstanding Secured Obligations, if any Secured Party is required to deposit any Senior Preferential Payment in the Special Trust Account, then the obligations intended to be satisfied by such Senior Preferential Payment shall be revived, as of the date of the deposit of such amount with the Collateral Agent, in the amount of such Senior Preferential Payment and such obligation shall continue in full force and effect (and, if applicable, bear interest from such deposit date at the non-default rate as provided in the Credit Agreement or the JPMorgan Reimbursement Agreement, as the case may be) as if such Secured Party had not received such payment but shall not otherwise be treated as a payment default. All such revived obligations shall be included as Secured Obligations for purposes of allocating any payments under Section 14.10. If any such revived obligation shall not be allowed as a claim under the Bankruptcy Code due to the fact that the Senior Preferential Payment has in fact been made by the Debtor, the Secured Parties shall make such other equitable arrangements consistent with the order of the distribution of proceeds of Collateral provided for in Section 14.10(a) for the purchase and sale of participations in the Secured Obligations to effectuate the intent of this Section 14.13.

14.14 Bankruptcy, Preferences, etc. If any payment to a Secured Party is subsequently invalidated, declared to be fraudulent or preferential or set aside and is required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or Federal law, common law or equitable cause, and such Secured Party has previously made a deposit in respect of such payment into the Special Trust Account pursuant to Section 14.11, then the Collateral Agent shall distribute to such Secured Party proceeds from the Special Trust Account consistent with the order of the distribution of proceeds of Collateral provided for in Section 14.10(a) in an amount equal to such deposit or so much thereof as is affected by such events.

14.15 Sharing of Proceeds. If, despite the provisions of this Security Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Secured Obligations to which it is then entitled in accordance with this Security Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of the parties entitled thereto and promptly pay over or deliver such payment or other recovery to the Collateral Agent for application by the Collateral Agent in accordance with this Security Agreement.

SECTION 15 – BANKRUPTCY PROCEEDINGS

The following provisions shall apply during any Bankruptcy Proceeding of the Debtor:

(a) The Collateral Agent shall represent all Secured Parties in connection with all matters directly relating to the Collateral, including without limitation, use, sale or lease of Collateral, use of cash collateral, relief from the automatic stay and adequate protection. The Collateral Agent shall act on the instructions of the Controlling Secured Party; provided that if action is required prior to the time such instructions are received or if the Controlling Secured Party fails to give instructions with respect to any matter, the Collateral Agent shall be authorized to act, or refrain from acting, in accordance with Section 14.5 hereof. Without limiting the generality of the foregoing, the Junior Secured Parties hereby waive any objection to and agree that BB&T may provide debtor-in-possession and/or post-petition financing to the Debtor, which financing may be secured by the Collateral on such terms and conditions as BB&T shall determine in its sole discretion.

(b) Each Secured Party shall be free to act independently on any issue not directly relating to the Collateral, including without limitation, matters relating to appointment of a trustee, conversion of a case, filing of claims, and plans of reorganization. Each Secured Party shall give prior notice to the Collateral Agent of any such action to the extent that such notice is possible. If such prior notice is not given, such Secured Party shall give prompt notice following any such action.

SECTION 16 – ADDITIONAL AGREEMENTS OF SECURED PARTIES

16.1 Access to Real Property

(a) BB&T, in its capacity as the Lender under the Credit Agreement, agrees that the Collateral Agent may (to the extent BB&T has the right to restrict access to the Winchester Collateral) enter upon any real property constituting the Winchester Collateral from time to time during normal business hours for the sole purpose of inspecting, repairing, removing, caring for, protecting or conducting a sale or sales of any or all of the Collateral if the Collateral Agent provides BB&T notice prior to each entry (which shall not be less than two (2) Business Days except in the case of emergency).

(b) The Issuing Bank and the Administrative Agent, in their respective capacities under the JPMorgan Reimbursement Agreement, agree that the Collateral Agent may (to the extent the Issuing Bank or the Administrative Agent has the right to restrict access to the real property that constitutes the Olive Branch Collateral) enter upon any real property constituting the Olive Branch Collateral from time to time during normal business hours for the sole purpose of inspecting, repairing, removing, caring for, protecting or conducting a sale or sales of any or all of the Collateral if the Collateral Agent provides the Issuing Bank and the Administrative Agent notice prior to each entry (which shall not be less than two (2) Business Days except in the case of emergency).

16.2 Notice to BB&T. The Collateral Agent agrees to use its best efforts to give to BB&T, via certified mail, written notice prior to the exercise by the Collateral Agent of any of its rights or remedies against the Collateral at the address provided for in Section 10.2(b) hereof; provided, however, that any failure to so provide such notice shall have no effect on the ability of the Collateral Agent to exercise any of its rights or remedies against the Collateral.

16.3 Winchester Collateral. BB&T agrees to use its best efforts to give to the Issuing Bank and the Administrative Agent, via certified mail, written notice prior to the exercise by BB&T of any of its rights or remedies against the Winchester Collateral at the address provided for in Section 10.2(b) hereof; provided, however, that any failure to so provide such notice shall have no effect on the ability of BB&T to exercise any of its rights or remedies against the Winchester Collateral. The Issuing Bank and the Administrative Agent hereby acknowledge and agree that neither has a Lien on or any rights in or to the Winchester Collateral.

16.4 Olive Branch Collateral. The Issuing Bank and the Administrative Agent agree to use their best efforts to give to BB&T, via certified mail, written notice prior to the exercise by either the Issuing Bank or the Administrative Agent of any of their respective rights or remedies against the Olive Branch Collateral at the address provided for in Section 10.2(b) hereof; provided, however, that any failure to so provide such notice shall have no effect on the ability of either the

Issuing Bank or the Administrative Agent to exercise any of their respective rights or remedies against the Olive Branch Collateral. BB&T hereby acknowledges and agrees that it does not have a Lien on or any rights in or to the Olive Branch Collateral.

16.5 Amendments to Intercreditor Agreement. The Collateral Agent and BB&T hereby agree not to amend the Intercreditor Agreement after September 30, 2007 without the consent of the Issuing Bank and the Administrative Agent. The Collateral Agent and BB&T further hereby agree not to permit the execution of any joinder agreement to the Intercreditor Agreement to add any Additional Creditors without the consent of the Issuing Bank and the Administrative Agent.

16.6 Amendments to Mortgage. The Issuing Bank and the Administrative Agreement hereby agree not to amend the Mortgage after September 30, 2007 without the consent of BB&T.

16.7 Books and Records. If the Collateral Agent takes possession of the Debtor’s books and records included in the Collateral, the Collateral Agent shall provide BB&T reasonable access to inspect and copy such books and records if BB&T provides prior notice (which shall be not less than two (2) Business Days except in the case of emergency) and if such access is necessary to exercise its rights and remedies in the Winchester Collateral.

16.8 Restoration of Proceeds. If the Collateral Agent, the Issuing Bank or the Administrative Agent receives any Winchester Collateral or any proceeds thereof, or if the Collateral Agent or BB&T (in its capacity as lender of the Term Debt under the Credit Agreement) receives any Olive Branch Collateral or any proceeds thereof in which the Issuing Bank or the Administrative Agent have a prior perfected security interest, such party shall (i) notify the other party in writing of the nature of such receipt, the date of the receipt and the amount thereof; (ii) deduct from the proceeds received any reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the acquisition of such proceeds; (iii) hold the remaining amount of such proceeds in trust for the benefit of the other party until paid over to the other party; and (iv) pay the remaining amount of such proceeds or deliver the applicable Collateral to the other party hereto promptly upon receipt thereof. If at any time payment, in whole or in part, of any Collateral or proceeds of Collateral distributed hereunder is rescinded or must otherwise be restored or returned as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, then each party receiving any portion of such proceeds agrees, upon demand, to return the portion of such proceeds it has received to the party responsible for restoring or returning such proceeds.

16.9 Successors and Assigns. This Security Agreement shall be binding upon the Debtor and its successors and assigns, and the Debtor shall not have the right to assign any of its rights or obligations under or delegate any of its duties under this Security Agreement or any of the Collateral Documents. The Security Agreement shall be binding on and inure to the benefit of the Collateral Agent and each of the Secured Parties and their respective successors and assigns, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by and against any future holder or holders of any Secured Obligations, and the term “Secured Party” shall include any such subsequent holder of Secured Obligations, wherever the context permits.

16.10 Sale of Interest. No Secured Party will sell, transfer or otherwise dispose of any interest in the Secured Obligations unless such purchaser or transferee shall agree, in writing, to be bound by the terms of this Security Agreement.

16.11 No Third Party Beneficiaries. This Security Agreement and the terms and provisions hereof are solely for the benefit of the Secured Parties and shall not benefit in any way any Person not specifically a party hereto, including but not limited to any debtor-in-possession or trustee in bankruptcy for the Debtor.

20. Schedule 4.9 to the Security Agreement is hereby deleted in its entirety and a new Schedule, which is attached to this Amendment and labeled Schedule 4.9, is substituted in its place.

21. The Debtor hereby represents and warrants to the Collateral Agent (which representations and warranties shall survive the execution and delivery of this Amendment) that:

(a) It is in compliance with all of the terms, covenants and conditions of the Security Agreement, as amended by this Amendment, and each of the other Collateral Documents.

(b) There exists no Default or Event of Default under the Security Agreement, as amended by this Amendment, and no event has occurred or condition exists which, with the giving of notice or lapse of time, or both, would constitute such a Default or Event of Default.

(c) The representations and warranties contained in Section 4 of the Security Agreement are, except to the extent that they relate solely to an earlier date, true in all material respects with the same effect as though such representations and warranties had been made on the date of this Amendment.

(d) The execution, delivery and performance by the Debtor of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or constitute (with or without the giving of notice or lapse of time or both) a default under any provision of applicable law or of the organizational documents of the Debtor or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting the Debtor or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Debtor or any of its Subsidiaries other than a Lien in favor of the Collateral Agent as provided in the Security Agreement.

(e) This Amendment constitutes the valid and binding agreement of the Debtor, enforceable against the Debtor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f) Except as set forth on Schedule 5.05 to the Credit Agreement, there is no material action, suit, proceeding or investigation pending against, or to the knowledge of the Debtor threatened against, contemplated or affecting, the Debtor or any of its Subsidiaries before any court, arbitrator or governmental body, agency or official which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Amendment, and there is no basis known to the Debtor or any of its Subsidiaries for any such action, suit, proceeding or investigation.

22. In order to further confirm the Debtor’s consent to this Amendment, the Debtor hereby grants and re-grants to the Collateral Agent for the benefit of the Secured Parties, specifically including the Senior Secured Parties and the Junior Secured Parties, a continuing security interest in, lien on, assignment of and right of set-off against, the Collateral as security for the Obligations.

23. BB&T’s and the Collateral Agent’s agreement to enter into this Amendment is subject to the following conditions precedent:

(a) BB&T shall have reviewed and approved the First Amendment to Land Deed of Trust dated as of and effective September 30, 2007 and all of the terms, conditions and documents associated therewith.

(b) BB&T shall have received evidence satisfactory to it, in its sole discretion, that Conditions 1 to and including 7 contained in the letter issued by the Issuing Bank and the Administrative Agent to the Debtor dated and effective as of September 30, 2007 have been fully satisfied.

(c) The Debtor shall have executed and delivered, or caused to be executed and delivered, to the Collateral Agent such other and further documents, certificates, opinions and other papers as the Collateral Agent shall reasonably request.

24. Except as expressly amended hereby, the terms of the Security Agreement shall remain in full force and effect in all respects, and the Debtor hereby reaffirms its obligations under the Security Agreement, as amended by this Amendment, and each of the other Collateral Documents. The Debtor hereby waives any claim, cause of action, defense, counterclaim, setoff or recoupment of any kind or nature that it may assert against the Collateral Agent or any of the Secured Parties arising from or in connection with the Security Agreement, as amended by this Amendment, any of the Collateral Documents, or the transactions contemplated thereby or hereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof.

25. All references to the Security Agreement in any of the Loan Documents (as defined in the Credit Agreement), or any other documents or instruments that refer to the Security Agreement, shall be deemed to be references to the Security Agreement as amended by this Amendment.

26. This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

27. Any Dispute arising out of or related to this Amendment or any of the other Collateral Documents shall be resolved by binding arbitration as provided in Section 10.4 of the Security Agreement. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE.

28. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

29. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

30. The Debtor hereby agrees that it will pay on demand all out-of-pocket expenses incurred by the Collateral Agent in connection with the preparation of this Amendment and all other related documents and the filing of any uniform commercial code amendments, including but not limited to the fees and disbursements of counsel for the Collateral Agent.

31. This Amendment represents the final agreement among the Debtor, the Collateral Agent, BB&T, the Issuing Bank and the Administrative Agent with respect to the subject matter hereof, and may not be contradicted, modified or supplemented in any way by evidence of any prior or contemporaneous written or oral agreements of the Debtor, the Collateral Agent, BB&T, the Issuing Bank or the Administrative Agent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Debtor, the Collateral Agent, BB&T, the Issuing Bank and the Administrative Agent have caused this Amendment to be executed by their duly authorized officers under seal as of the date first written above.

TREX COMPANY, INC.

By:	/s/ Andrew U. Ferrari (SEAL)
Name:	Andrew U. Ferrari
Title:	Chief Executive Officer

BRANCH BANKING AND TRUST COMPANY, as Collateral Agent

By:	/s/ David A. Chandler (SEAL)
Name:	David A. Chandler
Title:	Senior Vice President

BRANCH BANKING AND TRUST COMPANY, as Secured Party

By:	/s/ David A. Chandler (SEAL)
Name:	David A. Chandler
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Issuing Bank, as Secured Party

By:	/s/ David W. Christiansen (SEAL)
Name:	David W. Christiansen
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Secured Party

By:	/s/ David W. Christiansen (SEAL)
Name:	David W. Christiansen
Title:	Vice President

Schedule 4.9 – Existing Financing Statements